STOCK REDEMPTION AGREEMENT
                                   ("Agreement") dated as of
                                   December 6, 1996 between Old
                                   Dominion Growth Fund Limited
                                   ("Old Dominion") and Alfa
                                   International Corp., a New
                                   Jersey corporation (the
                                   "Company").


R E C I T A L S :


          A. Old Dominion desires to have the Company enter that certain Investment Banking Agreement between the Company and Old
Dominion ("IB Agreement") of even date with this Agreement

          B. Pursuant to the IB Agreement, Old Dominion has purchased 1,250,000 shares of the Company's $.01 par value common stock (the "Shares").

          C. To induce the Company to enter the IB Agreement, Old Dominion has entered this Agreement.

          D. All capitalized terms in this Agreement, unless otherwise defined herein, shall have the meaning assigned them in the IB Agreement.


A G R E E M E N T :


          In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

          1.   Old Dominion Contributions.


               1.1  If during the Term (as defined in the IB
                    Agreement), the Company sells all of the Units, then Old Dominion will not contribute any of the 1,250,000 of the Shares to the Company.


               1.2 If, during the Term (as defined in the IB Agreement), the Company sells none of the Units, then Old Dominion will, on the next business day following the last day of the Term, contribute all 1,250,000 of the Shares to the Company.

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               1.3  If, during the Term (as defined in the IB
                    Agreement), the Company sells at least one Unit but less than all 1,000 Units in the Offering, then Old Dominion will, on the next business day following the last day of the Term, contribute a pro rata amount of the Shares to the Company, which pro rata amount of Shares is calculated by subtracting the number of Units sold by the Company in the Offering from 1,000 and multiplying the result by 1,250.

          2. Use of Contributed Shares. The Company shall cancel any shares that Old Dominion contributes under paragraph 1 upon receipt thereof.

          3. Representations, Warranties, and Covenants. Old Dominion represents and warrants that, as of the date of this Agreement, it owns the Shares. Until the next business day following the last day of the Term (as defined in the IB Agreement), Old Dominion will not dispose of or incumber in any manner the Shares that Old Dominion must deliver to the Company to meet its obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement the Company agrees that the Shares which are owned by Old Dominion are those Shares as defined in the IB Agreement.

          4.   Miscellaneous.

               4.1 Assignments and Binding Effect. Neither party may assign its rights and responsibilities under this Agreement without the prior written consent of the other party. This Agreement shall bind and inure to the benefit of all parties to this Agreement and their respective heirs, successors, and assigns.

               4.2 Attorneys Fees; Governing Law. In the event a dispute arises from this Agreement, the prevailing party shall be entitled to collect its reasonable costs and expenses, including reasonable attorneys fees from the losing party. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein and without regard to principles of conflict of laws.

               4.3 Counterparts. The parties may execute this Agreement in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

               4.4  Entire Agreement.   This Agreement sets forth
the parties' complete agreement respecting its subject matter and supersedes all prior agreements and negotiations.

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               4.5  Notices.  Unless otherwise specifically
provided in this Agreement, all notices, requests, consents, approvals, agreements or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by one of the following means: (a) by hand; (b) by facsimile transmission to those parties with facsimile numbers listed below (with subsequent written confirmation by another means in compliance with this Section 4.5); (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by nationally recognized overnight courier, addressed to the respective addresses of the parties as follows:

If to the Company:                 With a Copy to:

Alfa International Corp.           Kramer, Levin, Naftalis &
                                   Frankel
50 South Buckhout St.              919 Third Avenue
Irvington, New York                New York, N.Y.
10533                              10022
Att: President                     Att: David S. Frankel, Esq.
Fax: 914-591-1997                  Fax: 212-715-8000

If to Old Dominion:                     With a Copy to:

Old Dominion Growth Fund Ltd.      Krieger & Prager, Esqs.
P.O. Box 556                       319 Fifth Avenue
Main Street                        New York, N.Y. 10016
Charleston                         Att: Samuel Krieger, Esq.
Isle of Nevis                      Fax: 212-213-2077
British West Indies

or to such other address as any party may designate for himself or itself by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one
(1) business day after transmission, if delivered by facsimile transmission during normal business hours, (iii) three (3) business days after mailing, if mailed, or (iv) one (1) business day after delivery to the courier, if delivered by overnight courier service.


Alfa International Corp.           Old Dominion Growth Fund Ltd.
a New Jersey corporation           a British Virgin Islands
                                   corporation





By:                                By:
     Frank J. Drohan,
     President
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